Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

July 29, 2024

The Board of Directors

Motorsport Games Inc.

5972 NE 4th Avenue

Miami, Florida 33137

Re:	Motorsport Games Inc.

Ladies and Gentlemen:

We have acted as securities counsel to Motorsport Games Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) 351,928 shares (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 108,902 shares (the “Pre-Funded Warrant Shares”) of shares of our Class A Common Stock. The Shares, the Pre-Funded Warrants and the Pre-Funded Warrants Shares are included in a registration statement on Form S-3 (File No. 333-262462) (the “Registration Statement”) filed on February 1, 2022 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and which was declared effective by the Commission on February 10, 2022, a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated July 26, 2024 filed with the Commission on the date hereof pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are being issued pursuant to a securities purchase agreement, dated July 26, 2024, by and among the Company and the purchasers named therein. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance and, when issued, delivered and paid for as contemplated in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and non-assessable.

2. The Pre-Funded Warrants have been duly authorized and, when executed, delivered and paid for, as contemplated in the Registration Statement, the Prospectus, and the Pre-Funded Warrants will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Pre-Funded Warrant Shares have been duly authorized for issuance and, when issued and delivered and paid for upon the exercise of the Pre-Funded Warrants in accordance with the terms therein, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

The Board of Directors

Motorsport Games Inc.

July 29, 2024

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

1. We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited (a) to the laws of the State of Delaware as in effect on the date hereof and (b) as to the Pre-Funded Warrants constituting legal, valid and binding obligations of the Company, the applicable laws of the State of New York in effect on the date hereof that, in our experience, are normally applicable to transactions of the type contemplated by the Pre-Funded Warrants. We express no opinion with respect to the laws of any other jurisdiction.

2. Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, conservatorship, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws and court decisions affecting the rights and remedies of creditors and secured parties generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

3. Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

4. We express no opinion as to any provision of the Pre-Funded Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Pre-Funded Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

5. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Pre-Funded Warrants.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K related to the Prospectus Supplement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP